Exhibit 10.3

CORPORATE OFFICES

ONE FEDERAL STREET

BOSTON, MA 02110

TELEPHONE: 617-535-4766

www.ironmountain.com

April 10, 2014

Roderick Day

47 Melrose Road

London

SW18 1LX

United Kingdom

Dear Rod,

I am pleased to confirm your appointment by the Board of Directors of Iron Mountain Incorporated to the position of Executive Vice President and Chief Financial Officer, effective as of March 14, 2014 (the “Effective Date”).  As we have discussed, you will be based in our Boston office but will split your time between our Boston and London offices for the first 30 months of this assignment and it is anticipated that you will relocate to Boston after that period.  By accepting this offer, you agree that your existing employment agreement dated November 16, 2009 between yourself and Iron Mountain (UK) Ltd. (the “UK Agreement”) is hereby superseded and that you will be a US employee of Iron Mountain Information Management, LLC and that your employment relationship will be governed by Massachusetts law.

Your new compensation package while holding this position shall be as follows.

Compensation

Your annualized base salary for this role will be £300,000, which amount was determined to be approximately equivalent to USD $500,000. This amount, minus withholdings and deductions, will be paid in accordance with regular local payroll practices. Your salary and performance will be reviewed in conjunction with the annual focal process and compensation review.

You agree to sign and strictly abide by the enclosed Employee Confidentiality and Non-Competition Agreement.

Iron Mountain is an at-will employer and this is not a contract for employment for any specific time period. You or Iron Mountain are free to terminate your employment at any time, with or without cause, and your salary would end on the last day of employment.

Incentive Compensation

You will be eligible to receive an annual performance-based cash bonus of up to 80% of your base salary, provided you are actively employed at the time payment is made.

Incentive Compensation will be based upon successful completion of agreed upon objectives, company performance and your overall performance.

Equity

The Compensation Committee of the Board of Directors of Iron Mountain Incorporated (the “Committee”) approved on the Effective Date the following equity awards.

Stock Options: An award of 25,057 stock options under the Iron Mountain Incorporated 2002 Stock Incentive Plan, as amended (the “2002 SIP”), which award has an approximate Black-Scholes value equal to USD $$160,000. The exercise price of these options is USD $27.665, the fair market value of the shares on the grant date, as determined pursuant to the 2002 SIP. This stock option award will vest at the rate of 33.3% per year with the first vesting of 33.3% to occur on the one year anniversary of the date of the grant.

Restricted Stock Units: An award of 8,675 restricted stock units under the 2002 SIP, which award has an approximate value equal to USD $240,000 based on the fair market value of our shares on the grant date, as determined pursuant to the 2002 SIP. This restricted stock unit award will vest at the rate of 33.3% per year with the first vesting of 33.3% to occur on the one year anniversary of the grant date.

Performance Units: An award of 14,458 target performance units under the 2002 SIP, which award has an approximate value equal to USD $400,000 based on the fair market value of our shares on the grant date, as determined pursuant to the 2002 SIP. This award, if earned based on the performance goals, vests on the third anniversary of the grant date.

Each stock option, restricted stock unit and performance unit award will be governed by the 2002 SIP, which is reviewed on a regular basis and is subject to change.

Benefits

Notwithstanding the termination of your UK Agreement, you will remain eligible for UK benefits comparable to your former London based role and location until you permanently relocate to Boston. This includes your car (and fuel) allowance, a yearly motor insurance supplement, a UK pension benefit of 7.5% of your base salary (provided your contribution is at least 2.5% of your base salary), which amount will be contributed to the Iron Mountain Group Personal Pension Plan, a UK life assurance cover equivalent to four times the amount of your basic annual salary during your employment with Iron Mountain, and eligibility to participate in the UK private medical insurance plan (family coverage will be provided at Iron Mountain’s cost if you elect to continue to participate in this arrangement).

You will, however, be provided appropriate medical benefits to ensure seamless coverage during your time in the US.

Transition Benefits

You will be eligible for transition benefits to accommodate your split working location between Boston and London for the first 30 months of your assignment, subject to any extension approved by the Committee.

Specifically, Iron Mountain will lease a furnished one-bedroom apartment for your use while in Boston. You will be reimbursed by Iron Mountain for the cost of up to four round-trip flights from London to Boston for your spouse per year, subject to business travel guidelines.

A tax gross-up with respect to any imputed income arising from each of the preceding Transition Benefit terms, and any necessary business trips between London and Boston, which gross-up entitlement shall cease when you relocate to the US, will be provided in an amount determined by an accounting firm retained by Iron Mountain.

In addition, Iron Mountain will engage the accounting firm, and will be invoiced directly, to provide tax reporting support for you and Iron Mountain will provide “tax equalization” as is standard for an expatriate assignment, as necessary.

Severance

The Committee will add you as a participant to the Severance Program No. 1, which is part of The Iron Mountain Companies Severance Plan, each as amended and in effect from time to time; provided, however, that the Committee further proposes to amend (and you agree to such amendment of) Severance Program No. 1 as applicable to you by replacing the existing clause (b) of the “Good Reason” definition with the following: “(b) required the Covered Employee to be based at an office or primary work location that is greater than fifty miles from either the Boston corporate office or the London corporate office.”

Data Protection Legislation

To manage this new relationship effectively we may need to process personal data relating to you for the purpose of personnel and employment administration. This may include the transfer of data and/or sensitive personal data to, and processing by, other offices. Examples could include providing Iron Mountain’s US office with your bank account details, or an emergency contact number for a relative in the UK.

By accepting this offer, you consent under the UK Data Protection Act and equivalent legislation as may apply outside the UK to the processing of this personal data. This is likely to include the provision that, from time to time, such data be transferred to the other offices, including those based in countries outside of the EU.

Speaking for myself, and everyone at Iron Mountain, I congratulate you and share the confidence the Board of Directors has shown in you by appointing you to this position on a permanent basis.

Sincerely,

Anne S. Drapeau

Executive Vice President, Strategy and Talent

Acceptance

This letter contains the agreements and understandings between you and Iron Mountain with respect to your appointment to the position of Executive Vice President and Chief Financial Officer.  Please confirm your acceptance of this offer and the terms and conditions set forth herein by signing two copies of this letter and the Employee Confidentiality and Non-Competition Agreement attached hereto and returning one copy to us within five days of receipt of this offer.

/s/ Roderick Day
Roderick Day

April 10, 2014
Date